Power
Systems

George J. Coates
Coates International, Ltd.
2100 Highway 34 & Ridgewood Road
Wall Township, New Jersey 07719-9738
USA

Dear Mr. Coates,

This is to confirm that Cummins Power Systems, LLC will supply Cummins, Inc manufactured and supplied short blocks and components to Coates International, Ltd for their modification and branding as Coates engines. Pricing will be mutually agreed upon. All warrantees on Cummins Inc, manufactured and supplied components that are modified as Coates engines will be the responsibility of Coates International, Ltd.

Sincerely,

J.R. Kisylia
Sales Manager